Exhibit 99.2

Dr. David Z. Ascher, DPM, DABFS
3530 Henry Hudson Parkway
Bronx, NY 10463

July 30, 2003

Dear Dr. Ascher,

I want to thank you for inviting me to present to your group on July 23rd. I thoroughly enjoyed meeting everyone and discussing our technology and products.

As we discussed yesterday, I want to thank you for allowing us to put on the box that our product is recommended by the American Association of Medical Foot Specialist and American Board of Foot Surgeons. As a technical detail, please sign below indicating your acknowledgement and fax back to my attention at (978) 750-0085. I think that allowing us to print this recommendation, along with your support, will help us tremendously.

David, again, a sincere thank you for your help. I look forward to seeing you at the next meeting.